PUBLIC STORAGE, INC.
                    EXHIBIT 12 - STATEMENT RE: COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                        For the Year Ended December 31,
                                                  --------------------------------------------------------------------------
                                                      2007           2006            2005           2004            2003
                                                  -------------  -------------  -------------   ------------   -------------
                                                                            (Amounts in thousands)
Net income...................................     $   457,535    $   314,026    $   456,393     $   366,213    $   336,653
   Add: Minority interest in income..........          29,543         31,883         32,651          49,913         43,703
   Less: Minority interest in income which do
     not have fixed charges..................         (16,527)       (16,014)       (15,161)        (17,099)       (13,610)
   Less: Equity in earnings of investments...         (12,738)       (11,895)       (24,883)        (22,564)       (24,966)
   Add: Cash distributions from investments..          23,606         17,699         23,112          20,961         17,754
   Less: Impact of discontinued operations...               8            285         (6,883)            255         (4,478)
                                                  -------------  -------------  -------------   ------------   -------------
Adjusted net income..........................         481,427        335,984        465,229         397,679        355,056
   Interest expense..........................          63,671         33,062          8,216             760          1,121
                                                  -------------  -------------  -------------   ------------   -------------
Total earnings available to cover fixed charges   $   545,098    $   369,046    $   473,445     $   398,439    $   356,177
                                                  =============  =============  =============   ============   =============
Total fixed charges - interest expense (a)...     $    68,417    $    35,778    $    11,036     $     4,377    $     7,131
                                                  =============  =============  =============   ============   =============
Cumulative preferred share dividends.........     $   236,757    $   214,218      $ 173,017     $   157,925    $   146,196
Preferred partnership unit distributions.....          21,612         19,055         16,147          30,423         26,906
Allocations pursuant to EITF Topic D-42......               -         31,493          8,412          10,787          7,120
                                                  -------------  -------------  -------------   ------------   -------------
Total preferred distributions................     $   258,369    $   264,766    $   197,576     $   199,135    $   180,222
                                                  =============  =============  =============   ============   =============
Total combined fixed charges and preferred
  share distributions........................     $   326,786    $   300,544    $   208,612     $   203,512    $   187,353
                                                  =============  =============  =============   ============   =============
Ratio of earnings to fixed charges...........            7.97x         10.31x         42.90x          91.03x         49.95x
                                                  =============  =============  =============   ============   =============
Ratio of earnings to combined fixed charges..            1.67x          1.23x          2.27x           1.96x          1.90x
                                                  =============  =============  =============   ============   =============
Supplemental disclosure of Ratio of Earnings
--------------------------------------------
before Interest, Taxes, Depreciation and
----------------------------------------
Amortization ("EBITDA") to fixed charges:
-----------------------------------------
Net Income...................................     $   457,535    $   314,026    $   456,393     $   366,213    $   336,653
Add - Depreciation and amortization (including
discontinued operations).....................         622,894        438,218        196,485         184,345        188,003
Less - Depreciation allocated to minority
interests....................................         (14,058)        (4,638)        (3,403)         (6,046)        (6,328)
Add - Depreciation included in equity in
  earnings of real estate entities...........          45,307         38,890         35,425          33,720         27,753
Add - Minority interest - preferred .........          21,612         19,055         17,021          32,486         26,906
Add - Interest expense ......................          63,671         33,062          8,216             760          1,121
                                                  -------------  -------------  -------------   ------------   -------------
EBITDA available to cover fixed charges (b)..     $ 1,196,961    $   838,613    $   710,137     $   611,478    $   574,108
                                                  =============  =============  =============   ============   =============
Total fixed charges - interest expense (a)...     $    68,417    $    35,778    $    11,036     $     4,377    $     7,131
                                                  =============  =============  =============   ============   =============
Preferred share dividends....................     $   236,757    $   214,218    $   173,017     $   157,925    $   146,196
Preferred partnership unit distributions.....          21,612         19,055         16,147          30,423         26,906
Allocations pursuant to EITF Topic D-42......               -         31,493          8,412          10,787          7,120
                                                  -------------  -------------  -------------   ------------   -------------
Total preferred distributions................     $   258,369    $   264,766    $   197,576     $   199,135    $   180,222
                                                  =============  =============  =============   ============   =============
Total combined fixed charges and preferred
  share distributions........................     $   326,786    $   300,544    $   208,612     $   203,512    $   187,353
                                                  =============  =============  =============   ============   =============
Ratio of EBITDA to fixed charges.............           17.50x         23.44x         64.35x         139.70x         80.51x
                                                  =============  =============  =============   ============   =============
Ratio of EBITDA to combined fixed charges and
  preferred share distributions..............            3.66x          2.79x          3.40x           3.00x          3.06x
                                                  =============  =============  =============   ============   =============

(a) "Total fixed charges - interest expense" includes interest expense plus capitalized interest.

(b) EBITDA represents earnings prior to interest, taxes, depreciation, amortization, gains on sale of real estate assets and the impact of the application of EITF Topic D-42. This supplemental disclosure of EBITDA is included because we believe that coverage ratios computed on a pre-depreciation basis are a useful measure of our liquidity and financial analysts and other members of the investment community consider coverage ratios for real estate companies on a pre-depreciation basis. EBITDA should not be used as an alternative to net income or cash flow from operations in evaluating our liquidity or operating results.

                                   Exhibit-12